EXHIBIT (c)(x)

Queensland State Accounts
March Quarter 2005

Queensland State Accounts

March Quarter 2005

Queensland Government
Office of the Government Statistician

For further information contact

CONTACT	TELEPHONE	EMAIL
Mathew Thomas	(07) 3224 5326	qsa@treasury.qld.gov.au

Websites
www.oesr.qld.gov.au
or
www.treasury.qld.gov.au

Electronic Subscription Information:	Rinie Klein
Office of the Government Statistician
Level 8
33 Charlotte Street
Brisbane Q 4000

Telephone: (07) 3224 5326
Facsimile: (07) 3220 0831
E-mail qsa@treasury.qld.gov.au

© The State of Queensland (Queensland Treasury)
2005

Copyright protects this publication. Except for purposes
permitted under the Copyright Act, reproduction by whatever means is prohibited without the prior written permission of the Under Treasurer

ISSN 1321-2338

Queensland State Accounts, March Quarter 2005

March Quarter 2005 — Main Features

Table I

Percentage Change in Gross State Product
Chain volume measures (2002-03 reference year)

		Rest of
	Queensland(a)	Australia (a)	Australia (b)

TREND
Last quarter	0.7	0.3	0.4
Same quarter last year	3.5	1.1	1.5
ORIGINAL
Year-average (c)	4.0	2.1	2.5

(a)	Source: Office of the Government Statistician, Queensland State Accounts

(b)	Source: ABS 5206.0

(c)	Reference quarter and the three preceding quarters compared with the same period a year earlier

Chart 1
Gross State Product
(quarterly % change, CVM, trend)

     Overview

▪	Queensland’s real trend Gross State Product (GSP) grew by 0.7 per cent in March quarter 2005, following growth of 0.9 per cent in December quarter 2004. This compares with weaker growth in the Rest of Australia of 0.3 per cent in March quarter 2005.

▪	The largest contributor to real trend GSP growth over the quarter was household final consumption expenditure, contributing 0.6 percentage point. Household final consumption expenditure was also the largest contributor to real trend economic growth in the Rest of Australia at 0.4 percentage point.

▪	In real trend terms, Queensland’s exports of goods and services increased by 0.1 per cent in March quarter 2005, whilst growth in imports of good and services moderated to 0.6 per cent.

▪	The Queensland economy recorded growth of 3.5 per cent over the year to March quarter 2005. This was 2.4 percentage points higher than the growth recorded in the Rest of Australia over the same period.

▪	The largest contributor to economic growth over the year to the March quarter was household final consumption expenditure, contributing 2.5 percentage points in Queensland compared with 2.1 percentage points in the Rest of Australia.

▪	Private gross fixed capital formation contributed 1.7 percentage points to GSP growth over the year to March quarter 2005. Investment in machinery and equipment accounted for most of this, contributing 1.2 percentage points to economic growth, whilst dwellings and other buildings and structures each contributed 0.5 percentage point. In the Rest of Australia, gross fixed capital formation made a smaller contribution of 1.0 percentage point to economic growth.

▪	Net exports detracted 2.1 percentage points from economic growth in Queensland over the year to March quarter 2005, compared with a detraction of 2.5 percentage points in the Rest of Australia. The detraction by net exports from Queensland economic growth is mainly a result of the continued growth in gross state expenditure (5.1 per cent) drawing in imports of goods and services.

i

Additional Commentary

▪	Domestic economic activity continued to perform strongly in Queensland, mainly driven by real trend growth of 0.9 per cent in household final consumption expenditure in March quarter 2005.

▪	In real trend terms, dwellings investment increased by 1.6 per cent in the March quarter and 5.0 per cent over the year to March quarter 2005. Investment in machinery and equipment grew by 14.9 per cent and other buildings and structures by 11.4 per cent, contributing 0.5 percentage point and 1.2 percentage points respectively to economic growth over the year to March quarter 2005.

Chart 2 Gross State Expenditure, Net Exports and Gross State Product,
Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

▪	Imports of goods and services grew by 0.6 per cent in the March quarter, whilst exports of goods and services recorded smaller growth of 0.1 per cent. This resulted in net exports detracting 0.2 percentage point from economic growth in the March quarter.

▪	Exports of goods and services overseas remain unchanged in March quarter 2005 whilst exports of goods and services interstate grew by 0.2 per cent.

▪	In terms of export volumes of goods overseas, non-ferrous metals increased by 4.0 percent, coal by 1.8 per cent and meat by 1.1 per cent.

Queensland State Accounts, March Quarter 2005

Chart 3 Exports, Imports and Net Exports,
Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

▪	Over the year to March quarter 2005, the volume of imports of goods and services from overseas and interstate increased by 11.5 per cent and 4.5 per cent respectively. The substantial growth in import volumes is a result of the strength of domestic economic activity as measured by gross state expenditure.

Household Final Consumption Expenditure

▪	Queensland’s household final consumption expenditure rose 0.9 per cent in March quarter 2005, following exceptional growth in the second half of 2003, and exceeded the quarterly growth of 0.6 per cent recorded in the Rest of Australia. In annual terms, Queensland’s household final consumption growth remained strong at 4.0 per cent, 0.5 percentage point higher than the Rest of Australia.

Chart 4 Household Final Consumption Expenditure
(quarterly % change, CVM, trend)

Dwelling Investment

▪	Dwelling investment in Queensland continued to grow in real trend terms, rising 1.6 per cent in March quarter 2005 and 5.0 per cent over the year. In the Rest of Australia, dwelling investment contracted by 3.2 per cent in March quarter 2005 after peaking at growth of 3.0 per cent in March quarter 2004.

Chart 5 Dwelling Investment
(quarterly % change, CVM, trend)

Business Investment

▪	Queensland business investment (defined as other buildings and structures and machinery and equipment) declined by 0.4 per cent in March quarter 2005 following solid growth throughout 2004. Both components of business investment declined in the March quarter with investment in other buildings and structures declining by 0.5 per cent and machinery and equipment by 0.4 per cent. Business investment in the Rest of Australia grew by 2.0 per cent in March quarter 2005.

Chart 6 Business Investment
(quarterly % change, CVM, trend)

Queensland State Accounts, March Quarter 2005
Public Final Demand

▪	In March quarter 2005 growth in Queensland public final demand remained unchanged compared with a small rise of 0.4 per cent in Rest of Australia.

▪	Public enterprises gross fixed capital formation recorded growth of 4.0 per cent in the March quarter. This is the result of a strong growth in capital expenditure by State and local public trading enterprises of 6.4 per cent which more than offset the reduction in Commonwealth public enterprises of 5.5 per cent.

Chart 7 Public Final Demand
(quarterly % change, CVM, trend)

Gross State/Rest of Australia Expenditure

▪	Growth in domestic activity in Queensland, as measured by gross state expenditure, continued to moderate in real trend terms to 0.8 per cent March quarter 2005. This follows the exceptional growth of 3.1 per cent experienced in September quarter 2003 and growth in excess of 2.0 per cent in December quarter 2003 and March quarter 2004. Gross Rest of Australia expenditure grew by 1.0 per cent in March quarter 2005.

Chart 8 Gross State/Rest of Australia Expenditure
(quarterly % change, CVM, trend)

v

Net Exports

▪	Net exports of goods and services have detracted from Queensland’s overall economic growth since March 2001, with domestic economic activity driving strong demand for imports. In March quarter 2005, net exports detracted 0.2 percentage point from Queensland’s overall growth. In Rest of Australia, net exports have detracted from growth for the last fourteen quarters, with a 0.7 percentage point detraction recorded in the March quarter 2005.

Chart 9 Net Exports
(quarterly % point contribution , CVM, trend)

Growth Composition

▪	The composition of economic growth, represented by the contributions to growth for gross State and Rest of Australia expenditure and net exports are shown in Chart 10 and Chart 11 below.

▪	Gross state expenditure contributed 0.9 percentage point to Queensland’s economic growth in the March quarter, whilst net exports detracted 0.2 percentage point.

Chart 10 Contribution to Growth, Queensland
(quarterly % point contribution, CVM, trend)

Queensland State Accounts, March Quarter 2005

▪	In the Rest of Australia gross state expenditure contributed 1.1 percentage points to economic growth in the March quarter, however net exports made a large detraction of 0.7 percentage point.

Chart 11 Contribution to Growth, Rest of Australia
(quarterly % point contribution, CVM, trend)

Detailed Commentary

Table II

Changes and Contribution to Growth, Quarterly, Trend, Chain Volume Measures (a)
	Queensland		Rest of Australia (b)
	Quarterly	% point	Quarterly	% point
	% change	contribution to	% change	contribution to
	Dec-04 to	growth in GSP	Dec-04 to	growth in GSP
	Mar-05	Dec-04 to Mar-05	Mar-05	Dec-04 to Mar-05

Final consumption expenditure
Households	0.9	0.6	0.6	0.4
General government	-0.2	0.0	0.4	0.1

Gross fixed capital formation
Private	0.3	0.1	0.5	0.1
Dwellings	1.6	0.1	-3.2	-0.2
Other buildings and structures	-0.5	0.0	3.0	0.1
Machinery and equipment	-0.4	0.0	1.6	0.1

Public enterprises	4.0	0.1	-0.8	0.0
General government	-1.5	0.0	1.0	0.0

Changes in inventories	n.a.	0.3	n.a.	0.3

Gross state expenditure	0.8	0.9	1.0	1.1

Exports of goods and services overseas	0.0	0.0	0.6	0.1
Exports of goods and services interstate	0.2	0.0	0.0	0.0
less Imports of goods and services overseas	1.3	0.3	2.8	0.8
less Imports of goods and services interstate	0.0	0.0	0.2	0.0

Gross state product	0.7	0.7	0.3	0.3

n.a. not applicable

(a)	Chain volume measure reference year 2002-03.

(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	Real trend household final consumption expenditure in Queensland grew by 0.9 per cent and contributed 0.6 percentage point to overall growth in March quarter 2005. This exceeded the quarterly growth recorded in the Rest of Australia of 0.6 per cent.

▪	Private gross fixed capital formation grew by 0.3 per cent in Queensland, 0.2 percentage point less than the growth in the Rest of Australia. Dwellings grew by 1.6 per cent while other buildings and structures and machinery and equipment declined by 0.5 per cent and 0.4 per cent respectively in March quarter 2005.

▪	Gross fixed capital formation by public enterprises grew by 4.0 per cent in real trend terms following growth of 12.4 per cent and 9.0 per cent in the September and December quarters of 2004 respectively.

▪	Net exports detracted from economic growth in both Queensland (0.2 percentage point) and the Rest of Australia (0.7 percentage point) in March quarter 2005. The volume of Queensland’s exports of goods and services overseas remain unchanged in the quarter while growth in imports of goods and services overseas moderated to 1.3 per cent.

Queensland State Accounts, March Quarter 2005

Table III

Changes and Contribution to Growth, Annual, Trend, Chain Volume Measures (a)
	Queensland		Rest of Australia (b)
	Annual	% point	Annual	% point
	% change	contribution to	% change	contribution to
	Mar-04 to	growth in GSP	Mar-04 to	growth in GSP
	Mar-05	Mar-04 to Mar-05	Mar-05	Mar-04 to Mar-05

Final consumption expenditure
Households	4.0	2.5	3.5	2.1
General government	2.1	0.4	2.8	0.5

Gross fixed capital formation
Private	6.9	1.7	4.7	1.0
Dwellings	5.0	0.5	-7.6	-0.5
Other buildings and structures	11.4	0.5	1.3	0.1
Machinery and equipment	14.9	1.2	20.2	1.4

Public enterprises	41.3	0.7	4.3	0.1
General government	-3.4	-0.1	0.6	0.0

Changes in inventories	n.a.	-0.1	n.a.	-0.1

Gross state expenditure	5.1	5.7	3.6	3.7

Exports of goods and services overseas	3.5	0.7	0.8	0.2
Exports of goods and services interstate	3.5	0.4	4.5	0.2
less Imports of goods and services overseas	11.5	2.3	11.2	2.8
less Imports of goods and services interstate	4.5	1.1	3.5	0.1

Gross state product	3.5	3.5	1.1	1.1

n.a. not applicable

(a)	Chain volume measure reference year 2002-03.

(b)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	Real household final consumption expenditure in Queensland grew strongly by 4.0 per cent over the year to March quarter 2005 and contributed 2.5 percentage points to annual growth in Queensland’s GSP. Household consumption was the largest contributor to annual economic growth.

▪	Private gross fixed capital formation rose in trend terms by 6.9 per cent over the year to March quarter 2005. This was largely due to solid investment growth in machinery and equipment (14.9 per cent), other buildings and structures (11.4 per cent) and dwellings (5.0 per cent) .

▪	General government consumption expenditure increased by 2.1 per cent over the year to March quarter 2005, contributing 0.4 percentage point to growth.

▪	Public enterprise gross fixed capital formation increased by 41.3 per cent over the year to March quarter 2005. This stemmed from increased capital expenditure by State and local public trading enterprises. State and local public enterprises capital expenditure increased by 49.7 per cent over the year to March quarter 2005, compared with 13.2 per cent growth in Commonwealth public enterprises.

▪	Net exports detracted 2.1 percentage points from GSP growth over the year, largely reflecting strong increases in imports of goods and services overseas (11.5 per cent) and imports of goods and services interstate (4.5 per cent), compared with the growth in overseas and interstate exports of 3.5 per cent each.

Table IV

Changes and Contribution to Growth, Quarterly, Trend, Current Prices
	Queensland		Rest of Australia (a)
	Quarterly	% point	Quarterly	% point
	% change	contribution to	% change	contribution to
	Dec-04 to	growth in GSP	Dec-04 to	growth in GSP
	Mar-05	Dec-04 to Mar-05	Mar-05	Dec-04 to Mar-05

Compensation of employees	1.2	0.6	1.9	0.9
Gross operating surplus and mixed income	1.2	0.5	1.0	0.4
Gross state product at factor cost	1.2	1.1	1.5	1.3
Taxes less subsidies on production and imports	1.6	0.2	1.0	0.1
Gross state product	1.2	1.2	1.4	1.4

Final consumption expenditure
Households	1.5	0.9	1.1	0.7
General government	-0.3	-0.1	1.3	0.2

Gross fixed capital formation
Private	0.9	0.2	1.0	0.2
Dwellings	2.9	0.3	-1.7	-0.1
Other buildings and structures	1.3	0.1	4.6	0.2
Machinery and equipment	-0.6	0.0	1.6	0.1

Public enterprise	4.3	0.1	0.2	0.0
General government	-1.3	0.0	1.3	0.0

Changes in inventories	n.a.	0.2	n.a.	0.2

Gross state expenditure	1.1	1.1	1.6	1.6

Exports of goods and services overseas	0.3	0.1	0.5	0.1
Exports of goods and services interstate	-0.2	0.0	-0.3	0.0
less Imports of goods and services overseas	0.3	0.1	1.4	0.3
less Imports of goods and services interstate	-0.3	-0.1	-0.2	0.0

Gross state product	1.2	1.2	1.4	1.4

n.a. not applicable

(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	In trend current price terms, Queensland recorded economic growth of 1.2 per cent in March quarter 2005. This is a continuation of the moderating trend since recording a high of 2.8 per cent in March quarter 2004.

▪	Compensation of employees grew by 1.2 per cent in the March quarter, which was lower than the 1.9 per cent growth recorded in the Rest of Australia.

▪	Gross operating surplus and mixed income grew by 1.2 per cent in the March quarter following slightly higher growth of 1.5 per cent in December quarter 2004.

▪	The nominal value of Queensland’s exports of goods and services overseas rose 0.3 per cent in quarterly trend terms following growth of 2.5 per cent in December quarter 2004.

x

Queensland State Accounts, March Quarter 2005

Table V

Changes and Contribution to Growth, Annual, Trend, Current Prices
	Queensland		Rest of Australia (a)
	Annual	% point	Annual	% point
	% change	contribution to	% change	contribution to
	Mar-04 to	growth in GSP	Mar-04 to	growth in GSP
	Mar-05	Mar-04 to Mar-05	Mar-05	Mar-04 to Mar-05

Compensation of employees	8.4	3.9	6.8	3.1
Gross operating surplus and mixed income	6.1	2.6	4.1	1.7
Gross state product at factor cost	7.3	6.5	5.5	4.8
Taxes less subsidies on production and imports	7.3	0.8	3.8	0.5
Gross state product	7.3	7.3	5.3	5.3

Final consumption expenditure
Households	5.6	3.4	5.4	3.2
General government	4.6	0.8	6.9	1.2

Gross fixed capital formation
Private	10.3	2.5	6.2	1.2
Dwellings	12.1	1.2	-2.0	-0.1
Other buildings and structures	21.0	0.8	8.8	0.3
Machinery and equipment	12.1	0.8	17.6	1.1

Public enterprise	43.0	0.7	7.1	0.1
General government	-0.8	0.0	1.5	0.0

Changes in inventories	n.a.	-0.1	n.a.	-0.2

Gross state expenditure	7.1	7.7	5.9	6.0

Exports of goods and services overseas	17.1	3.2	8.2	1.4
Exports of goods and services interstate	6.9	0.7	8.2	0.4
less Imports of goods and services overseas	15.5	2.6	11.1	2.4
less Imports of goods and services interstate	8.2	1.8	6.9	0.2

Gross state product	7.3	7.3	5.3	5.3

n.a. not applicable

(a)	Due to the ABS methodology of estimating trend estimates in aggregate, rather than as the sum of the trend estimates of their components, the Rest of Australia contributions to growth are not additive.

▪	Over the year to March quarter 2005, Queensland’s current price GSP grew by 7.3 per cent in trend terms. The Rest of Australia recorded growth of 5.3 per cent.

▪	In current prices, household final consumption expenditure increased by 5.6 per cent over the year to March quarter 2005, contributing 3.4 percentage points to economic growth over the year.

▪	Private gross fixed capital formation rose 10.3 per cent and contributed 2.5 percentage points to Queensland current price GSP growth over the year to March quarter 2005. This compared with a moderate contribution of 1.2 percentage point in the Rest of Australia.

▪	In current price trend terms, exports of goods overseas increased by 20.3 per cent over the year to March quarter 2005. This is largely due to increased prices for coal and sugar exports of 36.1 per cent and 20.2 per cent respectively. Over the same period, the price of non-ferrous metals also increased by 4.6 per cent and meat exports by 7.8 per cent.

▪	Imports of goods from overseas increased in trend terms by 17.9 per cent over the year to March quarter 2005. Over this period, the price of mineral fuels and lubricants increased by 29.9 per cent which contributed to the overall rise.

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Queensland State Accounts, March Quarter 2005

List of Tables

Queensland State Accounts

Table	Domestic Production Accounts - Queensland	Page
1	Trend, chain volume measures, $m	1
2	Trend, chain volume measures, quarterly % change	3
3	Trend, chain volume measures, quarterly contribution to growth, % point	5
4	Trend, chain volume measures, annual % change - quarterly	7
5	Trend, chain volume measures, annual contribution to growth - quarterly, % point	9
	Explanatory Notes	11

Additional tables also available on the Internet

URL: http://www.oesr.qld.gov.au/releases/qsatables/

Domestic Production Accounts - Queensland
6	Seasonally adjusted, chain volume measures, $m
7	Seasonally adjusted, chain volume measures, quarterly % change
8	Seasonally adjusted, chain volume measures, annual % change - quarterly
9	Original, chain volume measures, $m
10	Original, chain volume measures, annual % change - quarterly
11	Trend, current prices, $m
12	Trend, current prices, quarterly % change
13	Trend, current prices, quarterly contribution to growth, % point
14	Seasonally adjusted, current prices, $m
15	Seasonally adjusted, current prices, quarterly % change
16	Seasonally adjusted, current prices, quarterly contribution to growth, % point
17	Original, current prices, $m
18	Original, current prices, annual % change - quarterly
19	Trend, implicit price deflators, 2002-03 = 100
20	Original, implicit price deflators, 2002-03 = 100

Domestic Production Accounts - Rest of Australia
21	Trend, chain volume measures, $m
22	Trend, chain volume measures, quarterly % change
23	Seasonally adjusted, chain volume measures, $m
24	Original, chain volume measures, $m
25	Trend, current prices, $m
26	Original, current prices, $m
27	Trend, implicit price deflators, 2002-03 = 100

As indicated above, the Queensland State Accounts, including additional tables and the complete time series for Queensland and the Rest of Australia, are available through the Office of Economic and Statistical Research website.

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 1
(Trend, chain volume measure, $m)

	Year
	2001-02			2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Household final consumption expenditure		18,628	19,010	19,312	19,479	19,648	20,026	20,654	21,303	21,794	22,090	22,257	22,455	22,664
Internal consumption expenditure		17,966	18,333	18,629	18,788	18,944	19,301	19,886	20,495	20,952	21,262	21,462	21,661	21,840
Non-tourism		17,159	17,517	17,837	18,020	18,212	18,590	19,171	19,780	20,205	20,469	20,645	20,844	21,046
Tourism		807	816	792	768	732	711	715	715	747	793	817	817	794
External consumption expenditure		662	677	683	691	704	725	768	808	842	828	795	794	824
less Imports of tourism services, overseas		222	227	231	226	220	222	238	261	273	274	275	282	291
less Imports of tourism services, interstate		440	450	452	465	484	503	530	547	569	554	520	512	533

General government final consumption expenditure		5,505	5,553	5,614	5,696	5,795	5,871	5,917	5,965	6,020	6,092	6,147	6,161	6,146
National		1,959	1,995	2,039	2,083	2,129	2,158	2,169	2,178	2,184	2,212	2,242	2,256	2,255
State and local		3,546	3,558	3,575	3,613	3,666	3,713	3,748	3,787	3,836	3,880	3,905	3,905	3,891

Private gross fixed capital formation		6,298	6,759	7,310	7,675	7,719	7,731	7,916	8,201	8,495	8,713	8,904	9,059	9,082
Dwellings		2,284	2,440	2,617	2,712	2,692	2,714	2,840	2,998	3,094	3,105	3,131	3,199	3,250
Other buildings and structures		919	1,095	1,286	1,376	1,314	1,252	1,251	1,293	1,356	1,409	1,468	1,518	1,510
Machinery and equipment		2,026	2,162	2,364	2,562	2,666	2,646	2,630	2,684	2,854	3,081	3,235	3,292	3,279
Livestock		181	152	111	78	77	103	132	153	157	152	152	152	151
Intangible fixed assets		280	290	300	304	304	304	308	316	324	332	339	347	354
Ownership transfer costs		608	620	632	643	666	712	755	757	710	634	579	551	538

Public enterprises gross fixed capital formation		693	693	639	567	528	543	567	569	595	660	742	809	841
Commonwealth		141	131	117	115	123	130	130	127	136	153	163	163	154
State and local		552	562	522	452	405	413	437	442	459	507	579	646	687

General government gross fixed capital formation		1,036	991	927	898	870	844	893	964	1,014	1,025	1,012	995	980
National		126	131	134	141	150	154	154	153	154	165	175	182	186
State and local		910	860	793	757	720	690	739	811	860	860	837	813	794

Change in inventories		121	41	-72	-51	127	334	424	342	232	112	68	111	206
Statistical discrepancy (E)		1	-1	4	-3	-43	-28	29	60	101	176	240	275	270

Gross state expenditure		32,282	33,046	33,734	34,261	34,644	35,321	36,400	37,404	38,251	38,868	39,370	39,865	40,189

Exports of goods and services		10,533	10,600	10,712	10,814	10,854	10,830	10,752	10,765	10,842	10,950	11,105	11,217	11,225

Exports of goods and services, overseas		6,722	6,736	6,869	7,019	7,034	6,922	6,797	6,853	7,027	7,154	7,230	7,276	7,275
Exports of goods, overseas		5,339	5,335	5,416	5,544	5,570	5,475	5,349	5,364	5,500	5,618	5,677	5,711	5,695
Exports of services, less tourism services, overseas		895	913	954	974	970	956	948	965	983	986	993	993	994
Exports of tourism services, overseas		488	488	499	501	494	491	500	524	544	550	560	572	586

Exports of goods and services, interstate		3,811	3,864	3,843	3,795	3,820	3,908	3,955	3,912	3,815	3,796	3,875	3,941	3,950
Exports of goods, interstate	}	2,575	2,639	2,619	2,532	2,509	2,590	2,689	2,714	2,626	2,565	2,609	2,684	2,732
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		1,236	1,225	1,224	1,263	1,311	1,318	1,266	1,198	1,189	1,231	1,266	1,257	1,218

	Year
	2001-02			2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

less Imports of goods and services		11,903	12,275	12,538	12,705	12,820	13,093	13,679	14,350	14,947	15,372	15,702	15,991	16,086

less Imports of goods and services, overseas		4,932	5,173	5,358	5,500	5,635	5,770	5,993	6,327	6,700	7,037	7,246	7,375	7,469
less Imports of goods, overseas		3,581	3,799	3,961	4,104	4,241	4,345	4,487	4,717	5,028	5,356	5,550	5,638	5,681
less Imports of services, less tourism services, overseas		1,129	1,147	1,166	1,170	1,174	1,203	1,268	1,349	1,399	1,407	1,421	1,455	1,497
less Imports of tourism services, overseas		222	227	231	226	220	222	238	261	273	274	275	282	291

less Imports of goods and services, interstate		6,971	7,102	7,180	7,205	7,185	7,323	7,686	8,023	8,247	8,335	8,456	8,616	8,617
less Imports of goods, interstate	}	6,531	6,652	6,728	6,740	6,701	6,820	7,156	7,476	7,678	7,781	7,936	8,104	8,084
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		440	450	452	465	484	503	530	547	569	554	520	512	533

Expenditure on gross state product		30,912	31,371	31,908	32,370	32,678	33,058	33,473	33,819	34,146	34,446	34,773	35,091	35,328

Chain volume measure reference year 2002-03

TABLE 1

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 2
(Trend, chain volume measure, quarterly percentage change, %)

		Change from last quarter
		2001-02			2002-03			2003-04				2004-05

		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Household final consumption expenditure		1.3	2.1	1.6	0.9	0.9	1.9	3.1	3.1	2.3	1.4	0.8	0.9	0.9
Internal consumption expenditure		1.4	2.0	1.6	0.9	0.8	1.9	3.0	3.1	2.2	1.5	0.9	0.9	0.8
Non-tourism		1.3	2.1	1.8	1.0	1.1	2.1	3.1	3.2	2.2	1.3	0.9	1.0	1.0
Tourism		2.2	1.1	-2.9	-3.0	-4.7	-2.9	0.6	0.0	4.5	6.2	3.0	0.0	-2.8
External consumption expenditure		-0.9	2.3	0.9	1.2	1.9	3.0	5.9	5.2	4.2	-1.7	-4.0	-0.1	3.8
less Imports of tourism services, overseas		0.9	2.3	1.8	-2.2	-2.7	0.9	7.2	9.7	4.6	0.4	0.4	2.6	3.2
less Imports of tourism services, interstate		-1.8	2.3	0.4	2.9	4.1	3.9	5.4	3.2	4.0	-2.6	-6.1	-1.5	4.1

General government final consumption expenditure		0.9	0.9	1.1	1.5	1.7	1.3	0.8	0.8	0.9	1.2	0.9	0.2	-0.2
National		1.5	1.8	2.2	2.2	2.2	1.4	0.5	0.4	0.3	1.3	1.4	0.6	0.0
State and local		0.6	0.3	0.5	1.1	1.5	1.3	0.9	1.0	1.3	1.2	0.6	0.0	-0.4

Private gross fixed capital formation		4.8	7.3	8.2	5.0	0.6	0.2	2.4	3.6	3.6	2.6	2.2	1.7	0.3
Dwellings		5.3	6.8	7.3	3.6	-0.7	0.8	4.6	5.6	3.2	0.4	0.8	2.2	1.6
Other buildings and structures		8.0	19.2	17.4	7.0	-4.5	-4.7	-0.1	3.4	4.9	3.9	4.2	3.4	-0.5
Machinery and equipment		4.1	6.7	9.3	8.4	4.1	-0.8	-0.6	2.1	6.3	8.0	5.0	1.8	-0.4
Livestock		-2.7	-16.0	-27.0	-29.7	-1.3	33.8	28.2	15.9	2.6	-3.2	0.0	0.0	-0.7
Intangible fixed assets		2.2	3.6	3.5	1.3	0.0	0.0	1.3	2.6	2.5	2.5	2.1	2.4	2.0
Ownership transfer costs		4.7	2.0	1.9	1.7	3.6	6.9	6.0	0.3	-6.2	-10.7	-8.7	-4.8	-2.4

Public enterprises gross fixed capital formation		5.0	0.0	-7.8	-11.3	-6.9	2.8	4.4	0.4	4.6	10.9	12.4	9.0	4.0
Commonwealth		0.0	-7.1	-10.7	-1.7	7.0	5.7	0.0	-2.3	7.1	12.5	6.5	0.0	-5.5
State and local		6.4	1.8	-7.1	-13.4	-10.4	2.0	5.8	1.1	3.9	10.5	14.2	11.6	6.4

General government gross fixed capital formation		2.0	-4.3	-6.5	-3.1	-3.1	-3.0	5.8	8.0	5.2	1.1	-1.3	-1.7	-1.5
National		1.6	4.0	2.3	5.2	6.4	2.7	0.0	-0.7	0.7	7.1	6.1	4.0	2.2
State and local		2.0	-5.5	-7.8	-4.5	-4.9	-4.2	7.1	9.7	6.0	0.0	-2.7	-2.9	-2.3

Gross state expenditure		2.0	2.4	2.1	1.6	1.1	2.0	3.1	2.8	2.3	1.6	1.3	1.3	0.8

Exports of goods and services		1.1	0.6	1.1	1.0	0.4	-0.2	-0.7	0.1	0.7	1.0	1.4	1.0	0.1

Exports of goods and services, overseas		-1.1	0.2	2.0	2.2	0.2	-1.6	-1.8	0.8	2.5	1.8	1.1	0.6	0.0
Exports of goods, overseas		-0.6	-0.1	1.5	2.4	0.5	-1.7	-2.3	0.3	2.5	2.2	1.1	0.6	-0.3
Exports of services, less tourism services, overseas		-0.8	2.0	4.5	2.1	-0.4	-1.4	-0.8	1.8	1.9	0.3	0.7	0.0	0.1
Exports of tourism services, overseas		-6.0	0.0	2.3	0.4	-1.4	-0.6	1.8	4.8	3.8	1.1	1.8	2.1	2.5

Exports of goods and services, interstate		5.1	1.4	-0.5	-1.3	0.7	2.3	1.2	-1.1	-2.5	-0.5	2.1	1.7	0.2
Exports of goods, interstate	}	6.0	2.5	-0.8	-3.3	-0.9	3.2	3.8	0.9	-3.2	-2.3	1.7	2.9	1.8
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		3.3	-0.9	-0.1	3.2	3.8	0.5	-4.0	-5.4	-0.8	3.5	2.8	-0.7	-3.1

		Change from last quarter
		2001-02		2002-03				2003-04				2004-05

		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

less Imports of goods and services		3.0	3.1	2.1	1.3	0.9	2.1	4.5	4.9	4.2	2.8	2.2	1.8	0.6

less Imports of goods and services, overseas		5.3	4.9	3.6	2.7	2.5	2.4	3.9	5.6	5.9	5.0	3.0	1.8	1.3
less Imports of goods, overseas		6.9	6.1	4.3	3.6	3.3	2.5	3.3	5.1	6.6	6.5	3.6	1.6	0.8
less Imports of services, less tourism services, overseas		1.5	1.6	1.7	0.3	0.3	2.5	5.4	6.4	3.7	0.6	1.0	2.4	2.9
less Imports of tourism services, overseas		0.9	2.3	1.8	-2.2	-2.7	0.9	7.2	9.7	4.6	0.4	0.4	2.6	3.2

less Imports of goods and services, interstate		1.5	1.9	1.1	0.4	-0.3	1.9	5.0	4.4	2.8	1.1	1.5	1.9	0.0
less Imports of goods, interstate	}	1.7	1.9	1.1	0.2	-0.6	1.8	4.9	4.5	2.7	1.3	2.0	2.1	-0.3
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		-1.8	2.3	0.4	2.9	4.1	3.9	5.4	3.2	4.0	-2.6	-6.1	-1.5	4.1

Expenditure on gross state product		1.3	1.5	1.7	1.5	1.0	1.2	1.3	1.0	1.0	0.9	1.0	0.9	0.7

Chain volume measure reference year 2002-03

TABLE 2

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 3
(Trend, chain volume measure, quarterly contribution to growth, percentage point)

		Change from last quarter
		2001-02		2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Household final consumption expenditure		0.8	1.2	1.0	0.5	0.5	1.2	1.9	1.9	1.5	0.9	0.5	0.6	0.6
Internal consumption expenditure		0.8	1.2	0.9	0.5	0.5	1.1	1.8	1.8	1.4	0.9	0.6	0.6	0.5
Non-tourism		0.7	1.2	1.0	0.6	0.6	1.2	1.8	1.8	1.3	0.8	0.5	0.6	0.6
Tourism		0.1	0.0	-0.1	-0.1	-0.1	-0.1	0.0	0.0	0.1	0.1	0.1	0.0	-0.1
External consumption expenditure		0.0	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	-0.1	0.0	0.1
less Imports of tourism services, overseas		0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.0
less Imports of tourism services, interstate		0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.0	-0.1	0.0	0.1

General government final consumption expenditure		0.2	0.2	0.2	0.3	0.3	0.2	0.1	0.1	0.2	0.2	0.2	0.0	0.0
National		0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.0	0.0
State and local		0.1	0.0	0.1	0.1	0.2	0.1	0.1	0.1	0.1	0.1	0.1	0.0	0.0

Private gross fixed capital formation		1.0	1.5	1.8	1.1	0.1	0.0	0.6	0.9	0.9	0.6	0.6	0.5	0.1
Dwellings		0.4	0.5	0.6	0.3	-0.1	0.1	0.4	0.5	0.3	0.0	0.1	0.2	0.2
Other buildings and structures		0.2	0.6	0.6	0.3	-0.2	-0.2	0.0	0.1	0.2	0.2	0.2	0.1	0.0
Machinery and equipment		0.3	0.4	0.6	0.6	0.3	-0.1	-0.1	0.2	0.5	0.7	0.5	0.2	0.0
Livestock		0.0	-0.1	-0.1	-0.1	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.0	0.0
Intangible fixed assets		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Ownership transfer costs		0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.0	-0.1	-0.2	-0.2	-0.1	0.0

Public enterprises gross fixed capital formation		0.1	0.0	-0.2	-0.2	-0.1	0.1	0.1	0.0	0.1	0.2	0.2	0.2	0.1
Commonwealth		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.0	0.0	0.0
State and local		0.1	0.0	-0.1	-0.2	-0.2	0.0	0.1	0.0	0.1	0.1	0.2	0.2	0.1

General government gross fixed capital formation		0.1	-0.2	-0.2	-0.1	-0.1	-0.1	0.2	0.2	0.2	0.0	0.0	-0.1	0.0
National		0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
State and local		0.1	-0.2	-0.2	-0.1	-0.1	-0.1	0.2	0.2	0.1	0.0	-0.1	-0.1	-0.1

Change in inventories		0.1	-0.3	-0.4	0.1	0.6	0.6	0.3	-0.2	-0.3	-0.4	-0.1	0.1	0.3
Statistical discrepancy (E)		-0.1	0.0	0.0	0.0	-0.1	0.1	0.2	0.1	0.1	0.2	0.2	0.1	0.0

Gross state expenditure		2.1	2.5	2.2	1.7	1.2	2.1	3.3	3.0	2.5	1.8	1.5	1.4	0.9

Exports of goods and services		0.4	0.2	0.4	0.3	0.1	-0.1	-0.2	0.0	0.2	0.3	0.5	0.3	0.0

Exports of goods and services, overseas		-0.2	0.1	0.4	0.5	0.1	-0.3	-0.4	0.2	0.5	0.4	0.2	0.1	0.0
Exports of goods, overseas		-0.1	0.0	0.3	0.4	0.1	-0.3	-0.4	0.0	0.4	0.4	0.2	0.1	-0.1
Exports of services, less tourism services, overseas		0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0
Exports of tourism services, overseas		-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0

Exports of goods and services, interstate		0.6	0.2	-0.1	-0.2	0.1	0.3	0.1	-0.1	-0.3	-0.1	0.2	0.2	0.0
Exports of goods, interstate	}	0.5	0.2	-0.1	-0.3	-0.1	0.3	0.3	0.1	-0.3	-0.2	0.1	0.2	0.1
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		0.1	0.0	0.0	0.1	0.2	0.0	-0.2	-0.2	0.0	0.1	0.1	0.0	-0.1

		Change from last quarter
		2001-02		2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

less Imports of goods and services		1.2	1.2	0.8	0.5	0.4	0.8	1.8	2.0	1.8	1.2	1.0	0.8	0.3

less Imports of goods and services, overseas		0.8	0.8	0.6	0.5	0.4	0.4	0.7	1.0	1.1	1.0	0.6	0.4	0.3
less Imports of goods, overseas		0.8	0.7	0.5	0.5	0.4	0.3	0.4	0.7	0.9	1.0	0.6	0.3	0.1
less Imports of services, less tourism services, overseas		0.1	0.1	0.1	0.0	0.0	0.1	0.2	0.2	0.2	0.0	0.0	0.1	0.1
less Imports of tourism services, overseas		0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.1	0.0	0.0	0.0	0.0	0.0

less Imports of goods and services, interstate		0.3	0.4	0.3	0.1	-0.1	0.4	1.1	1.0	0.7	0.3	0.4	0.5	0.0
less Imports of goods, interstate	}	0.4	0.4	0.2	0.0	-0.1	0.4	1.0	1.0	0.6	0.3	0.5	0.5	-0.1
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.0	-0.1	0.0	0.1

Expenditure on gross state product		1.3	1.5	1.7	1.5	1.0	1.2	1.3	1.0	1.0	0.9	1.0	0.9	0.7

Chain volume measure reference year 2002-03

TABLE 3

DOMESTIC PRODUCTION ACCOUNT — QUEENSLAND	TABLE 4
(Trend, chain volume measure, annual percentage change — quarterly, %)

	Change from same quarter last year
	2001-02			2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Household final consumption expenditure		3.0	4.2	5.5	5.9	5.5	5.3	7.0	9.4	10.9	10.3	7.8	5.4	4.0
Internal consumption expenditure		3.6	4.7	5.7	6.0	5.4	5.3	6.8	9.1	10.6	10.2	7.9	5.7	4.2
Non-tourism		3.6	4.9	6.1	6.4	6.1	6.1	7.5	9.8	10.9	10.1	7.7	5.4	4.2
Tourism		2.8	0.5	-1.7	-2.8	-9.3	-12.9	-9.7	-6.9	2.1	11.5	14.3	14.3	6.3
External consumption expenditure		-12.0	-7.5	-1.7	3.4	6.3	7.1	12.5	16.9	19.6	14.2	3.5	-1.7	-2.1
less Imports of tourism services, overseas		-8.3	-2.6	3.1	2.7	-0.9	-2.2	3.0	15.5	24.1	23.4	15.6	8.1	6.6
less Imports of tourism services, interstate		-13.7	-9.8	-4.0	3.8	10.0	11.8	17.3	17.6	17.6	10.1	-1.9	-6.4	-6.3

General government final consumption expenditure		2.5	3.0	3.7	4.4	5.3	5.7	5.4	4.7	3.9	3.8	3.9	3.3	2.1
National		3.8	4.9	6.8	7.9	8.7	8.2	6.4	4.6	2.6	2.5	3.4	3.6	3.3
State and local		1.8	2.0	2.1	2.5	3.4	4.4	4.8	4.8	4.6	4.5	4.2	3.1	1.4

Private gross fixed capital formation		25.6	25.5	27.3	27.8	22.6	14.4	8.3	6.9	10.1	12.7	12.5	10.5	6.9
Dwellings		43.5	34.3	28.9	25.0	17.9	11.2	8.5	10.6	14.9	14.4	10.3	6.7	5.0
Other buildings and structures		-4.8	16.5	44.3	61.7	43.0	14.3	-2.7	-6.0	3.2	12.5	17.4	17.4	11.4
Machinery and equipment		27.6	27.3	29.0	31.7	31.6	22.4	11.3	4.8	7.1	16.4	23.0	22.7	14.9
Livestock		7.7	-11.1	-36.9	-58.1	-57.5	-32.2	18.9	96.2	103.9	47.6	15.2	-0.7	-3.8
Intangible fixed assets		-1.1	3.2	8.7	11.0	8.6	4.8	2.7	4.0	6.6	9.2	10.1	9.8	9.3
Ownership transfer costs		45.1	30.0	17.9	10.7	9.5	14.8	19.5	17.7	6.6	-11.0	-23.3	-27.2	-24.2

Public enterprises gross fixed capital formation		14.9	13.6	0.2	-14.1	-23.8	-21.7	-11.3	0.4	12.7	21.6	30.9	42.2	41.3
Commonwealth		56.7	37.9	-5.7	-18.4	-12.8	-0.8	11.1	10.4	10.6	17.7	25.4	28.4	13.2
State and local		7.6	9.1	1.6	-12.9	-26.6	-26.5	-16.3	-2.2	13.3	22.8	32.5	46.2	49.7

General government gross fixed capital formation		4.5	6.8	-3.5	-11.6	-16.0	-14.8	-3.7	7.4	16.6	21.5	13.3	3.2	-3.4
National		-4.6	0.8	7.2	13.7	19.1	17.6	14.9	8.5	2.7	7.1	13.6	19.0	20.8
State and local		5.9	7.8	-5.1	-15.1	-20.9	-19.8	-6.8	7.1	19.4	24.6	13.3	0.3	-7.7

Gross state expenditure		7.3	8.2	8.4	8.3	7.3	6.9	7.9	9.2	10.4	10.0	8.2	6.6	5.1

Exports of goods and services		4.0	3.8	4.1	3.8	3.1	2.2	0.4	-0.5	-0.1	1.1	3.3	4.2	3.5

Exports of goods and services, overseas		-2.8	-2.7	-0.1	3.3	4.6	2.8	-1.1	-2.4	-0.1	3.4	6.4	6.2	3.5
Exports of goods, overseas		0.4	-0.6	0.6	3.2	4.3	2.6	-1.2	-3.3	-1.3	2.6	6.1	6.5	3.6
Exports of services, less tourism services, overseas		-12.2	-5.4	2.7	8.0	8.4	4.7	-0.6	-0.9	1.3	3.1	4.8	2.9	1.1
Exports of tourism services, overseas		-15.9	-17.7	-11.7	-3.5	1.2	0.6	0.2	4.6	10.1	12.0	12.0	9.2	7.7

Exports of goods and services, interstate		18.8	17.6	12.7	4.7	0.2	1.1	2.9	3.1	-0.1	-2.9	-2.0	0.7	3.5
Exports of goods, interstate	}	22.1	19.8	14.3	4.2	-2.6	-1.9	2.7	7.2	4.7	-1.0	-3.0	-1.1	4.0
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		12.4	13.0	9.4	5.5	6.1	7.6	3.4	-5.2	-9.3	-6.6	0.0	4.9	2.4

	Change from same quarter last year
	2001-02			2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

less Imports of goods and services		7.6	9.7	10.7	10.0	7.7	6.7	9.1	13.0	16.6	17.4	14.8	11.4	7.6

less Imports of goods and services, overseas		6.7	14.2	18.2	17.5	14.3	11.5	11.9	15.0	18.9	22.0	20.9	16.6	11.5
less Imports of goods, overseas		11.1	20.4	23.9	22.5	18.4	14.4	13.3	14.9	18.6	23.3	23.7	19.5	13.0
less Imports of services, less tourism services, overseas		-2.3	0.7	4.6	5.2	4.0	4.9	8.8	15.3	19.2	17.0	12.1	7.9	7.0
less Imports of tourism services, overseas		-8.3	-2.6	3.1	2.7	-0.9	-2.2	3.0	15.5	24.1	23.4	15.6	8.1	6.6

less Imports of goods and services, interstate		8.1	6.5	5.7	4.9	3.1	3.1	7.1	11.4	14.8	13.8	10.0	7.4	4.5
less Imports of goods, interstate	}	10.0	7.9	6.5	5.0	2.6	2.5	6.4	10.9	14.6	14.1	10.9	8.4	5.3
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		-13.7	-9.8	-4.0	3.8	10.0	11.8	17.3	17.6	17.6	10.1	-1.9	-6.4	-6.3

Expenditure on gross state product		6.1	6.1	6.0	6.1	5.7	5.4	4.9	4.5	4.5	4.2	3.9	3.8	3.5

Chain volume measure reference year 2002-03

TABLE 4

DOMESTIC PRODUCTION ACCOUNT - QUEENSLAND	TABLE 5
(Trend, chain volume measure, annual contribution to growth - quarterly, percentage point)

		Change from same quarter last year
		2001-02		2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

Household final consumption expenditure		1.8	2.6	3.3	3.6	3.3	3.2	4.2	5.6	6.6	6.2	4.8	3.4	2.6
Internal consumption expenditure		2.2	2.8	3.4	3.5	3.2	3.1	3.9	5.3	6.1	5.9	4.7	3.5	2.6
Non-tourism		2.1	2.8	3.4	3.6	3.4	3.4	4.2	5.4	6.1	5.7	4.4	3.2	2.5
Tourism		0.1	0.0	-0.1	-0.1	-0.2	-0.3	-0.2	-0.2	0.1	0.3	0.3	0.3	0.1
External consumption expenditure		-0.3	-0.2	0.0	0.1	0.1	0.2	0.3	0.4	0.4	0.3	0.1	0.0	-0.1
less Imports of tourism services, overseas		-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.1	0.1	0.1
less Imports of tourism services, interstate		-0.2	-0.2	-0.1	0.1	0.1	0.2	0.2	0.3	0.3	0.2	0.0	-0.1	-0.1

General government final consumption expenditure		0.5	0.6	0.7	0.8	0.9	1.0	1.0	0.8	0.7	0.7	0.7	0.6	0.4
National		0.2	0.3	0.4	0.5	0.6	0.5	0.4	0.3	0.2	0.2	0.2	0.2	0.2
State and local		0.2	0.2	0.2	0.3	0.4	0.5	0.5	0.5	0.5	0.5	0.5	0.4	0.2

Private gross fixed capital formation		4.4	4.7	5.2	5.5	4.6	3.1	1.9	1.6	2.4	3.0	3.0	2.5	1.7
Dwellings		2.4	2.1	2.0	1.8	1.3	0.9	0.7	0.9	1.2	1.2	0.9	0.6	0.5
Other buildings and structures		-0.2	0.5	1.3	1.7	1.3	0.5	-0.1	-0.3	0.1	0.5	0.7	0.7	0.5
Machinery and equipment		1.5	1.6	1.8	2.0	2.1	1.5	0.8	0.4	0.6	1.3	1.8	1.8	1.2
Livestock		0.0	-0.1	-0.2	-0.4	-0.3	-0.2	0.1	0.2	0.2	0.2	0.1	0.0	0.0
Intangible fixed assets		0.0	0.0	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1
Ownership transfer costs		0.7	0.5	0.3	0.2	0.2	0.3	0.4	0.4	0.1	-0.2	-0.5	-0.6	-0.5

Public enterprises gross fixed capital formation		0.3	0.3	0.0	-0.3	-0.5	-0.5	-0.2	0.0	0.2	0.4	0.5	0.7	0.7
Commonwealth		0.2	0.1	0.0	-0.1	-0.1	0.0	0.0	0.0	0.0	0.1	0.1	0.1	0.1
State and local		0.1	0.2	0.0	-0.2	-0.5	-0.5	-0.3	0.0	0.2	0.3	0.4	0.6	0.7

General government gross fixed capital formation		0.2	0.2	-0.1	-0.4	-0.5	-0.5	-0.1	0.2	0.4	0.6	0.4	0.1	-0.1
National		0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.0	0.0	0.0	0.1	0.1	0.1
State and local		0.2	0.2	-0.1	-0.4	-0.6	-0.5	-0.2	0.2	0.4	0.5	0.3	0.0	-0.2

Change in inventories		0.3	0.1	-0.4	-0.5	0.0	0.9	1.6	1.2	0.3	-0.7	-1.1	-0.7	-0.1
Statistical discrepancy (E)		0.1	0.0	-0.1	-0.1	-0.1	-0.1	0.1	0.2	0.4	0.6	0.6	0.6	0.5

Gross state expenditure		7.6	8.5	8.6	8.6	7.6	7.3	8.4	9.7	11.0	10.7	8.9	7.3	5.7

Exports of goods and services		1.4	1.3	1.4	1.3	1.0	0.7	0.1	-0.2	0.0	0.4	1.1	1.3	1.1

Exports of goods and services, overseas		-0.7	-0.6	0.0	0.7	1.0	0.6	-0.2	-0.5	0.0	0.7	1.3	1.3	0.7
Exports of goods, overseas		0.1	-0.1	0.1	0.6	0.8	0.5	-0.2	-0.6	-0.2	0.4	1.0	1.0	0.6
Exports of services, less tourism services, overseas		-0.4	-0.2	0.1	0.2	0.2	0.1	0.0	0.0	0.0	0.1	0.1	0.1	0.0
Exports of tourism services, overseas		-0.3	-0.4	-0.2	-0.1	0.0	0.0	0.0	0.1	0.2	0.2	0.2	0.1	0.1

Exports of goods and services, interstate		2.1	2.0	1.4	0.6	0.0	0.1	0.4	0.4	0.0	-0.3	-0.2	0.1	0.4
Exports of goods, interstate	}	1.6	1.5	1.1	0.3	-0.2	-0.2	0.2	0.6	0.4	-0.1	-0.2	-0.1	0.3
Exports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
Exports of tourism services, interstate		0.5	0.5	0.4	0.2	0.2	0.3	0.1	-0.2	-0.4	-0.3	0.0	0.2	0.1

		Change from same quarter last year
		2001-02		2002-03				2003-04				2004-05
		Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar

less Imports of goods and services		2.9	3.7	4.0	3.8	3.0	2.6	3.6	5.1	6.5	6.9	6.0	4.9	3.3

less Imports of goods and services, overseas		1.1	2.2	2.7	2.7	2.3	1.9	2.0	2.6	3.3	3.8	3.7	3.1	2.3
less Imports of goods, overseas		1.2	2.2	2.5	2.5	2.1	1.7	1.7	1.9	2.4	3.1	3.2	2.7	1.9
less Imports of services, less tourism services, overseas		-0.1	0.0	0.2	0.2	0.2	0.2	0.3	0.6	0.7	0.6	0.5	0.3	0.3
less Imports of tourism services, overseas		-0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.1	0.2	0.2	0.1	0.1	0.1

less Imports of goods and services, interstate		1.8	1.5	1.3	1.1	0.7	0.7	1.6	2.5	3.3	3.1	2.3	1.8	1.1
less Imports of goods, interstate	}	2.0	1.6	1.4	1.1	0.6	0.5	1.3	2.3	3.0	2.9	2.3	1.9	1.2
less Imports of services, less tourism services, interstate	}	—	—	—	—	—	—	—	—	—	—	—	—	—
less Imports of tourism services, interstate		-0.2	-0.2	-0.1	0.1	0.1	0.2	0.2	0.3	0.3	0.2	0.0	-0.1	-0.1

Expenditure on gross state product		6.1	6.1	6.0	6.1	5.7	5.4	4.9	4.5	4.5	4.2	3.9	3.8	3.5

Chain volume measure reference year 2002-03
TABLES

EXPLANATORY NOTES

Overview

The Queensland State Accounts are compiled in accordance with the international standards contained in the System of National Accounts 1993 (SNA93).

Readers interested in more detailed information on the changes to national and state accounts are referred to the following Australian Bureau of Statistics (ABS) information papers:

•	Australian System of National Accounts: Concepts, Sources and Methods (ABS 5216.0);

•	Upgraded Australian National Accounts (ABS 5253.0);

•	Implementation of Revised International Standards in the Australian National Accounts (ABS 5251.0); and

•	Introduction of Chain Volume Measure in the Australian National Accounts (ABS 5248.0).

The broad structure of the Queensland State Accounts is that of a social accounting matrix comprising two regions: Queensland and the Rest of Australia. This enables the appropriate comparison to be made of the performance of Queensland with respect to the performance of the rest of the nation, rather than with Australia as a whole.

For both regions, four fundamental accounts have been specified: domestic (or State) production account, state consumption account, state accumulation account and the external account. The state consumption and accumulation accounts have been further disaggregated into sectoral accounts. These sectoral accounts include household, State and local general government, Commonwealth general government and private and public trading and financial enterprises. This publication reports only on the domestic production accounts of these two regions.

The Queensland State Accounts are designed to allow consolidation of the two regions into the single region of Australia. The Australian National Accounts, produced by the ABS, form a clear national framework and set of estimates, with which the Queensland State Accounts is congruent.

The ABS also produces the Australian National Accounts, National Income, Expenditure and Product. The Queensland State Accounts uses as much Queensland information contained in this ABS publication that is appropriate and relevant. However, since the purpose of the Queensland State Accounts is to measure the structure and performance of the Queensland economy as accurately and comprehensively as possible, it significantly extends the information contained in the Australian National Accounts, National Income, Expenditure and Product series. Since this extension is feasible in the case of a single State, especially one with the statistical resources of Queensland, the Queensland State Accounts is not necessarily bound to agree exactly with any ABS estimates. Nevertheless, the quality of the Australian National Accounts is such that Queensland State Accounts estimates are generally and routinely benchmarked to them. In all cases, the ABS estimates are taken into strong initial consideration.

The major extension of the domestic production accounts in the Queensland State Accounts system is the addition of estimates of interstate trade in goods and trade in services, including tourism transactions. This enables the system to derive quarterly estimates of gross state product in volume terms. As well, this provides a more comprehensive understanding of Queensland’s overall trade performance, and replaces the more limited understanding provided by the common misperception of overseas State trade as total State trade.

Methodological issues

As noted below in Definitions and source notes, the estimates in Queensland State Accounts generally agree with those of the ABS Australian National Accounts, National Income, Expenditure and Product when available, except in cases where the Office of the Government Statistician has improved on, or corrected, ABS estimates.

Differences between the Queensland estimates in the Australian National Accounts, National Income, Expenditure and Product and those in the Queensland State Accounts reflect corrections and

Queensland State Accounts, March Quarter 2005

improvements in data construction made by the Office of the Government Statistician. These corrections generally arise from data confrontation exercises which involve alternative sources of evidence or information, and which often involve the input of further primary information.

Compensation of employees

The term “Compensation of employees” replaces the existing “wages, salaries and supplements”. It is classified into two components: wages and salaries; and employers’ social contribution. The estimation of non-farm civilian wages and salaries is the largest component to be estimated in the construction of wages and salaries component. This is determined by applying average earnings from the ABS Survey of Employment and Earnings (SEE) to Labour Force Survey (LFS) wage and salary employees.

As reported in the September quarter 1994 issue of Queensland State Accounts, detailed analysis by Queensland Treasury showed that estimates of wages, salaries and supplements for Queensland had been substantially understated by the ABS for the four quarters of 1993-94.

Following the release of the June quarter 1997 issue of SEE, analysis suggested that this under-recording of private sector gross earnings and private sector average earnings occurred in Queensland for seven quarters beginning September quarter 1993. An adjustment, based on the methodology described in the June quarter 1997 Queensland State Accounts, was applied to the ABS estimate of wages, salaries and supplements for this period to correct for this under-recording.

Further recent analysis of SEE estimates of Queensland average earnings by the Office of the Government Statistician suggests that Queensland wages, salaries and supplements are again being under-estimated by the series published in the ABS National Accounts: National Income, Expenditure and Product (see Chart 12 below). In particular, the decline in the rate of growth in SEE average earnings is not supported by other evidence from the Queensland labour market in recent quarters. Further, the fall in the rate of growth in average earnings cannot be explained by compositional changes in the labour force. In view of this recurrent problem, the Office of the Government Statistician has re-estimated the wages, salaries and supplements series since the September quarter 1993. The methodology adopted by the Office of the Government Statistician applies the average of the annual changes in average weekly earnings and those of SEE average earnings to the movements in LFS wage and salary earners to estimate the Queensland compensation of employees series. From March 2002, the implied average earnings from the ABS’s QEAS replaced the SEE average earnings in Office of the Government Statistician’s methodology. Chart 13 shows the quarterly annual percentage changes in the revised Office of the Government Statistician’s compensation of employees series, compared with the original ABS series.

In March quarter 2003, the methodology for the estimates of compensation of employees was updated by including adjustments for the number of wage and salary earners not contributing to GSP. The result has been a lowering of the levels of compensation of employees and only slight changes in the profile of compensation of employees’ growth in recent years.

Input-output tables

The Queensland State Accounts and Queensland’s State and regional input-output tables, which are also produced by the Office of the Government Statistician, have been developed in close association, so that these two components of the overall system of State accounts are congruent. An intention is to use the input-output tables to assist in the future reconciliation of the income and expenditure estimates of domestic production in the State, as well as the production based estimates when available.

Chart 12 Average Earnings, Queensland
(annual % change, quarterly)

Source:
ABS, Survey of Employment and Earnings (ABS 6248.0)
ABS, Average Weekly Earnings (ABS 6302.0)

Chart 13 Compensation of Employees, Queensland
(annual % change, quarterly)

Source:
ABS, Australian National Accounts: National Income, Expenditure and Product (ABS 5206.0)
Office of the Government Statistician, Queensland State Accounts

Seasonally adjusted and trend estimates

In interpreting movement in quarterly time series, it is useful to recognise and take account of changes due to seasonal and other types of calendar influences. Seasonal effects usually reflect the influences of the seasons themselves, either directly (e.g. farm production) or indirectly, through activity related to them, such as social conventions (e.g. the incidence of holidays), or administrative practices (e.g. the timing of wage and salary payments). Other types of calendar variations may occur as a result of influences such as the number and composition of days in a calendar period, the accounting or the recording procedures adopted, or the incidence of moveable holidays such as Easter. For example, Easter can fall either in the March quarter, the June quarter, or in both quarters.

Movements in a time series can be due to a complex interaction of up to six notional influences.

Queensland State Accounts, March Quarter 2005

These influences are:

•	the seasonal pattern which reflects the systematically recurring rise (fall) of the quarters;

•	the “trading day” pattern which reflects how the series systematically varies with changes in the composition of the quarters;

•	moving holiday impacts;

•	other systematic calendar related effects;

•	the trend which reflects the fundamental and long-term direction of the series; and

•	the residual/irregular influences which reflect the short-term erratic factors in the series.

Statistical techniques may be used to evaluate the effects on normal and calendar influences operating on a series and to produce seasonally adjusted estimates by the removal of these influences. One of the most widely used seasonal adjustment methods is the X-11 variant of the Census Method 11 Seasonal Adjustment Program and its companion program X-11Q developed by the U.S. Bureau of the Census.

The X-11Q procedure uses an iterative system of moving averages and linear regression techniques to obtain seasonal and other systematic calendar effects. For quarterly series, prior adjustments can be incorporated for moving holidays and trading day adjustments. However, in accordance with the methodology used by the ABS to adjust the Australian National Accounts, it was assumed that the trading day effects on quarterly State Accounts series are likely to be insignificant except in the case of private final consumption expenditure. At each estimation stage, the adverse effects of “extreme” movements are reduced to minimise distortion of extremes. Final estimates of the seasonal effects are combined and divided into the original data series to produce a seasonally adjusted series.

Seasonal adjustment removes the estimated effects of seasonal and other types of calendar variations from the statistical series, so that the effects of other influences can be analysed. However, if a movement is due to short-term irregular factors and not the underlying trend, then the seasonally adjusted estimate may be deficient in estimating reliably the timing, level and turning points in economic activity. Whether a seasonally adjusted series is a good proxy of the trend or not, will depend on the relative contribution of the irregular component to the quarterly movements, compared with the trend contribution. The irregular nature of seasonally adjusted data is not a deficiency of the seasonal adjustment process, but simply reflects the irregular/residual influences present in the original data, as well as the trend component.

Trend estimates may be produced by smoothing out these residual/irregular components of the seasonally adjusted series. The procedure used in the Queensland State Accounts is similar to that used by the ABS and outlined in their publication Information Paper: A Guide to Smoothing Time Series — Estimates of Trends. It is designed to minimise the distortion to trend level, turning point and timing, and is based on the seven term Henderson moving average in the case of quarterly series.

The Henderson procedure is a symmetric moving average that is centred on a point in time. Consequently, there is no phase shift in the resulting smoothed series. However, there are insufficient observations available for the calculation of the last three quarters of a series, when using such a seven quarter moving average. To overcome this end-point problem, a surrogate moving average that approximates the desired symmetric moving average is used.

Furthermore, in addition to the irregular phenomena of the real world, the effects of measurement errors contribute to the residual/irregular influences. For example, estimates produced from sample surveys can be affected by sampling error. Non-sampling errors may also be associated with series due to deficiencies or errors in reporting, processing and estimation. These measurement errors can also impact on the seasonal and trading day patterns. A smoothed seasonally adjusted or trend estimate will smooth these measurement errors and provide a better estimate of the fundamental trend. Another advantage of the Henderson moving average procedure is that if the seasonal process used has some deficiencies, such that there does remain some residual seasonality, for example some trading-day or some moving holiday variation in the adjusted data, then the trend smoothing process will also dampen their presence.

On the other hand, moving averages used to derive trend estimates cannot distinguish between measurement error and actual irregular occurrences, and both types of irregular movements are smoothed. Thus, the effects of the airline pilot’s dispute on the Queensland economy, which was largely concentrated on tourism activity (both imports and exports, as well as consumption expenditure) in December quarter 1989, is spread over a number of adjacent quarters in the trend estimate of gross state product.

To produce smoothed seasonally adjusted estimates for Queensland State Accounts seasonal factors are obtained using the X-11Q procedure. In line with the ABS procedure for the adjustments of corresponding Australian series, no prior adjustments for trading day and moving holiday effects are incorporated into the X-11Q procedure. Separate current and chain volume measure seasonal factors are calculated for interstate and foreign imports and exports of tourism services, reflecting the seasonality in the implicit price deflators of these series.

The Queensland State Accounts estimates are compiled by applying a seven term Henderson moving average, using the individual tailored end-weights based on the importance of the irregular variations relative to the movements in the trend of the corresponding Queensland components of the domestic production account. The rest of Australia estimates are derived by deconsolidation. The weights reflect the irregularity of the series being trended.

Differences in the estimates and in assumptions and judgments made in the filtering procedure will result in the seasonally adjusted and trend estimates in the Queensland State Accounts being different to those produced and published by the Australian Bureau of Statistics.

Treatment of tourism activity

It is useful to define and distinguish between the concepts of domestic and national economic transactions, and to consider the nature of a tourist agent. Put simply, the concept of domestic relates to transactions occurring within the confines of a domestic territory (that is, within political frontiers) regardless of who is involved in the transaction, whereas national relates to transactions undertaken by resident economic agents wherever these transactions occur. Thus a national concept may be more appropriate for a country which has a number of residents living and working abroad, or which owns and receives a substantial volume of income from investments in foreign countries.

Given this, tourism transactions may be classified and defined. The World Tourist Organisation in The Determination of the Importance of Tourism as an Economic Activity within the Framework of the National Accounting System defines three concepts of tourism as follows:

•	International tourism: tourism in the country’s domestic territory by non-resident tourism agents and in the rest of the world by resident tourism agents. International tourism as defined by the World Tourist Organisation includes two sub-categories: foreign tourism, i.e. tourism within the country’s domestic territory by non-resident agents; and tourism abroad, i.e. tourism in the rest of the world by resident tourism agents.

•	Domestic tourism: tourism within the country’s domestic territory by resident and non-resident tourism agents.

•	National tourism: tourism in the country’s domestic territory and the rest of the world by resident tourism agents.

The World Tourist Organisation also defines the type and nature of tourism agents (ignoring shortterm tourists or excursionists) as follows:

•	Foreign visitors or visitors from outside the country:

Characteristically, visitors from outside the country:

1)	are non-resident agents in the country visited; and

2)	do not receive remuneration in the country visited. Such visitors are defined as,

Persons not residing in the country, irrespective of nationality, who enter the country for purposes other than to earn remuneration in the country visited.

Queensland State Accounts, March Quarter 2005

•	National tourists

Such persons are defined as:

Persons residing in the country, irrespective of nationality, who travel to a place situated within the country but other than their usual place of residence, for a period of at least twenty-four hours, or who spend at least one night there, for purposes other than to earn remuneration in the place visited. (In Australia, it is usual to include in this definition a requirement that a journey of at least 40km takes place.)

•	National visitors abroad

The two essential characteristics of such persons are that they:

1)	are resident agents travelling outside the domestic territory of their country of residence; and

2)	receive no remuneration in the country visited.

They are defined as follows:

Persons resident in the country, irrespective of nationality, travelling to one or more other countries for reasons other than earning remuneration in the country or countries visited.

A critical point to note from these definitions is that tourist agents do not engage in activity outside their domestic territory (or in the case of excursionists, outside their neighbourhood), which could result in remuneration being earned. This means that they do not engage in productive activity. Nor do they engage in accumulation in the sense that they purchase capital goods for use in the country they are visiting, except possibly for the purchase of real estate (although this is more likely to be an investment transaction, rather than one relating to tourism). Tourism agents clearly are engaged in a consumption form of activity. That is, they purchase goods and services, such as clothing, souvenirs and minor household durables, which are consumed immediately and cannot be accumulated or used again in a subsequent time period.

Accumulation transactions are defined by the World Tourist Organisation to be tourism gross fixed capital formation, and do not represent direct selling to tourists, but rather represent investment expenditure on physical assets which are used to provide facilities or infrastructure for tourists. However, these transactions can also be classified, more appropriately, by industries of sale or purchase (e.g. construction or recreation). If such expenditures are to be classified as tourism transactions, care must be taken to ensure that they are not double counted as investment expenditure by standard industries.

The essential characteristics of tourism transactions are that they are both consumption transactions and balance of payments transactions (i.e. when tourism transactions involve foreigners, or agents from outside the domestic territory where the transactions take place). There are three basic types of tourism transaction: tourism exports, or sales to non-resident tourists within a domestic territory; tourism imports, or sales to resident tourists outside the domestic territory; internal tourism consumption expenditures, or sales to resident tourists within the domestic territory.

Notes on formulae used

     Changes

Last quarter

Change in a variable from one quarter to the next, e.g. the change from December quarter 2004 to March quarter 2005. This is only appropriate in the cases of seasonally adjusted and trend estimates. In the tables, this item is referred to as “quarterly percentage change”.

Same quarter last year

Change in a variable from one quarter to the same quarter in the following year, e.g. the change from March quarter 2004 to March quarter 2005. This provides a measure of annual change. In the tables, this item is referred to as “annual percentage change — quarterly”.

Year-average

Change in a variable from one set of four continuous quarters to the same four quarters in the following year, e.g. the change from the sum or average of June quarter 2003, September quarter 2003, December quarter 2003 and March quarter 2004 to the sum or average of June quarter 2004, September quarter 2004, December quarter 2004 and March quarter 2005.

This also provides a measure of annual change. This item is only contained in the summary tables.

Contribution to growth

The contribution of a component of an aggregate series to change in the aggregate from one period to another is give by the formula:

where Ci,t is the percentage point contribution to the change in the aggregate series from time period t-1 to time period t, caused by the change in the ith component of the aggregate series. Series calculated this way are referred to as “quarterly contribution to growth”.

It should be noted that contributions are also calculated for the change from time period t-4 to time period t. Series calculated this way are referred to as “annual contribution to growth - quarterly”.

Definitions and source notes

These definitions and notes have been constructed from the point of view of the Queensland State Accounts, rather than the Australian National Accounts; that is, they relate to the case of Queensland or to the rest of Australia, rather than the nation as a whole.

Chain Volume Measures

The chain volume measures appearing in this issue are annually reweighted chained Laspeyres indexes referenced to the current price in a reference year, currently 2002-03. Chained Laspeyres volume measures are compiled by linking together (compounding) movements in volumes, calculated by using the average prices of the previous financial year, and applying the compounded movements to the current price estimates of the reference year. Quarterly chain volume estimates are benchmarked to annual chain volume estimates, so that the quarterly estimates for a financial year sum to the corresponding annual estimate.

Chain volume measures are not generally additive. They do not sum in total, in the way original current price components do. To minimise this impact, the ABS uses the year preceding the last full financial year as the reference year. This approach means that the chain volume measures are additive in the reference year (2002-03) and the quarters following the reference year. However, the chain volume measures are not additive in the quarters preceding the reference year.

Compensation of employees

This term replaces the term “wages, salaries and supplements”. Compensation of employees is the total remuneration, in cash or in kind, payable by an enterprise to an employee in return for work done by the latter during the accounting period.

As indicated and shown in Chart 13 the Queensland State Accounts estimates of compensation of employees differ from those published in the Australian National Accounts, National Income, Expenditure and Product.

Gross operating surplus and gross mixed income

Gross operating surplus is a measure of the surplus accruing to owners from processes of production before deducting any explicit or implicit interest charges, rent or other property income payable on financial assets required to carry on the production and before deducting consumption of fixed capital.

Mixed income is the term reserved for the surplus accruing to owners of unincorporated enterprises from the process of production (as defined for gross operating surplus). It was previously described as gross operating surplus – unincorporated enterprises.

The Office of the Government Statistician uses indicators of activity to estimate Queensland’s

Queensland State Accounts, March Quarter 2005

share of the five components of Australia’s gross operating surplus and mixed income. Since the March quarter 2001, State data from the ABS publication Business Indicators: Australia has been used to estimate these shares. These estimates are benchmarked to the annual ABS estimates contained in Australian National Accounts, State Accounts, 2003-04.

Gross State product at factor cost

The sum of compensation of employees, gross operating surplus and gross mixed income.

Taxes less subsidies on production and imports

This term replaces the term “indirect taxes less subsidies”. It consists of ‘taxes less subsidies on products’ and ‘other’ taxes/subsidies on production. Taxes/subsidies on products are payable on goods and services when they are produced or sold by their producers and include taxes/subsidies and duties/subsidies on imports. Other taxes on production consist mainly of taxes on the ownership or use of land, building or other assets used in production, or labour employed or compensation of employees paid.

The Queensland State Accounts estimate is compiled using data on State and local government taxes and subsidies on production and imports and an estimate of Commonwealth taxes and subsidies on production and imports levied in Queensland.

Statistical discrepancy (I) and (E)

In line with the ABS practice, an explicit statistical discrepancy has been retained in the Queensland State Accounts. This discrepancy is allocated between the income and expenditure estimates to provide a unique measure of quarterly current gross state product. This is pro-rated from the national estimates to Queensland using gross state product. However, in the Queensland State Accounts the statistical discrepancy (E) has been recorded as a component of gross state expenditure and gross rest of Australia expenditure.

Gross State product

In line with the ABS practice, there is only one measure of current and chain volume measure gross state product. This measure represents the simple average of expenditure (E) and income (I) measure of gross state product. In previous issues of the Queensland State Accounts, the income measure was used as the headline measure.

Household final consumption expenditure

The sum of internal and external consumption expenditure.

Differences between the Australian National Accounts, National Income, Expenditure and Product and the Queensland State Accounts are due primarily to differences in the estimates of net interstate and overseas expenditure by tourists.

Internal consumption expenditure

Outlays, by State resident households and State resident producers of private non-profit services to households, on new durable and non-durable goods and services, less net sales of secondhand goods, within the domestic territory of the State.

This is largely based on the ABS estimate in the Australian National Accounts, National Income, Expenditure and Product.

External consumption expenditure

Outlays, by State resident households on new durable and non-durable goods and services outside the domestic territory of the State. These are expenditures by Queensland resident households engaged in tourism activity interstate or overseas.

These estimates are formed from data contained in the Bureau of Tourism Research National Visitor Survey and the ABS Balance of Payments.

Private gross fixed capital formation

The total value of private sector producers’ acquisitions, less disposals of fixed assets during the accounting period plus certain additions to the value of non-produced assets realised by the production activity of institutional units.

This is formed by the addition of the components of private investment: dwellings construction, other buildings and structures construction, machinery and equipment, livestock, intangible fixed assets and ownership transfer costs. Definitions of these components may be found in ABS Information Paper, Implementation of Revised International Standards in the Australian National Accounts.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product.

General government final consumption expenditure

Net expenditure on goods and services by government authorities, except those classified as public enterprises, which does not result in the creation of fixed assets or inventories or in the acquisition of land and existing buildings or second-hand assets. Expenditure on defence assets that are used in a similar fashion to civilian assets is now classified as gross fixed capital formation. Expenditure on weapons of destruction and weapon delivery systems is still classified as final consumption expenditure.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product apart from 1999-2000 due to, the Office of the Government Statistician treating differently from the ABS the $1.1 billion abnormal return on QSuper trust assets in the current price estimate of government final consumption expenditure.

General government gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand assets whether for additions or replacements (other than weapons of destruction and weapon delivery systems).

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart from the past four quarters where revised data in State government capital formation was used.

Public enterprises gross fixed capital formation

Expenditure on new fixed assets plus net expenditure on second-hand fixed assets and including both additions and replacements.

Estimates of these components are generally taken from the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product, apart for the past four quarters. This reflects revised data on capital formation by State public enterprises.

Changes in inventories

This term replaces the existing term “stocks”. Inventories consist of materials and supplies, work-in-progress, finished goods and goods for resale, and includes all inventories held by government.

Estimates of these components are made by allocating the national inventory activity identified in the ABS estimates in the Australian National Accounts, National Income, Expenditure and Product to Queensland.

Gross state expenditure

The sum of household final consumption expenditure, general government final consumption expenditure, private gross fixed capital formation, public enterprises gross fixed capital formation, general government gross fixed capital formation, change in inventories and the statistical discrepancy (E).

Exports of goods and services, overseas

Sum of exports of goods overseas and exports of services overseas.

Exports of goods, overseas

All transfers of ownership of goods from Queensland residents to residents of overseas countries.

Queensland State Accounts, March Quarter 2005

Prior to the September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988 the State current price series are obtained from the ABS Foreign Trade by two digit Standard International Trade Classification (SITC). Prior to the September quarter 1993, the State chain volume measure is estimated using national two digit SITC implicit price deflators. From September quarter 1993, the State chain volume measure is estimated using Queensland two digit SITC implicit price deflators.

Exports of services, less tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries, excluding sales to overseas residents visiting Queensland for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Exports of tourism services, overseas

Sales of services provided by Queensland resident producers to residents of overseas countries visiting Queensland for the purpose of holiday or visiting friends or relatives.

This is estimated using data from the BTR International Visitor Survey and ABS Overseas Arrivals and Departures 3401.0.

Exports of goods and services, interstate

Sum of exports of goods interstate and exports of services interstate.

Exports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from Queensland residents to residents of other States, and the sales of services provided by Queensland resident producers to residents of other States, excluding sales to residents of other States visiting Queensland for tourism purposes.

This is estimated from the ABS Interstate Trade Survey. Exports of goods are estimated by broad commodity group.

Exports of tourism services, interstate

Sales of services provided by Queensland resident producers to residents of other States visiting Queensland for the purpose of holiday or visiting friends and relatives.

This is estimated using a combination of results from the BTR National Visitor Survey, and BTR Domestic Tourism Monitor, expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992), and Queensland Travel and Tourism Corporation’s Queensland Visitors Survey.

Imports of goods and services, overseas

Sum of imports of goods overseas and imports of services overseas.

Imports of goods, overseas

All transfers of ownership of goods from residents of overseas countries to Queensland residents.

Prior to September quarter 1988, estimates in current prices were obtained from the ABS by broad commodity group. The chain volume measures are calculated by deflating the commodity group using national implicit price deflators. From September quarter 1988, the State current price series are obtained from the ABS Foreign Trade by two digit SITC. The chain volume measure is estimated using the national two-digit SITC implicit price deflator. Adjustments to imports of goods, overseas have been also made to Queensland civil aircraft imports to match the corresponding investment series produced by the ABS.

Imports of services, less tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, excluding sales to Queensland residents visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of tourism services, overseas

Sales of services provided by residents of overseas countries to Queensland residents, visiting overseas countries for tourism purposes.

This is estimated for Queensland by calculating its share from the ABS Balance of Payments.

Imports of goods and services, interstate

Sum of imports of goods interstate and imports of services interstate.

Imports of goods and services, less tourism services, interstate

The sum of the transfers of ownership of goods from residents of other states to Queensland residents, and the sales of services provided by residents of other states to Queensland residents, excluding sales to Queensland residents visiting those other states for tourism purposes. This is estimated from the ABS Interstate Trade Survey. The imports of goods are estimated by broad commodity groups.

Imports of tourism services, interstate

Sales of services provided by resident producers of other states to Queensland residents visiting those other states for tourism purposes.

This is estimated using a combination of results from the Bureau of Tourism Research’s National Visitor’s Survey and expenditure figures derived using a combination of the Domestic Tourism Expenditure Surveys (1982, 1992) and the former Queensland Travel and Tourism Corporation’s Queensland Visitor Survey.

Expenditure on gross state product

The sum of gross state expenditure and exports of goods and services, less imports of goods and services.